Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-261324 on Form S-1 of Embark Technology, Inc. of our report dated March 21, 2022, relating to the financial statements of Embark Technology, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

March 22, 2022